MALBORO, N.J., February 5th, 2014 /PRNewswire/ -- US Precious Metals, Inc. ("Company") (USPR) is pleased to announce that on January 30, 2014 it entered into an agreement with Resource Technology Corp. ("RTC") to restructure their pre-existing contact.

Following the successful completion of Phase 1 Satellite imaging carried out in September 2013, USPR entered into talks with RTC with regard to restructuring the agreement that existed between both parties. (See Press release dated September 19th 2013).

The new terms consist of reducing the 300 million share payment to RTC to preferred shares convertible into 125 Million common USPR shares. RTC, backed by Plasmafication Technologies Holdings (PTH) has committed to contribute $5 million to USPR over the next 12 months. In conjunction with this, they have also agreed to use their best efforts to work at removing existing debt from the Company’s balance sheet. Other aspects of the revised agreement include USPR’s use of the Plasma processing plant for 5 days per month to process ore from our Mexican concession, with 100% of these revenues going directly to USPR. PTH agreed to build a separate processing plant exclusively for USPR’s use at cost with PTH contributing 1/3rd of these construction costs. Moreover, and as part of the transaction, USPR receives a 25-year License for use of plasmafication technologies of metallic rich ores and concentrates.

Mr. Jerry Pane CEO of USPR stated “ I am delighted to present to our shareholders a revised agreement with RTC that now reflects the very exciting results of our Phase I satellite imaging reports”. Mr. Pane continued, "we’re also very pleased to report that the corresponding groundwork from the satellite imaging is now on the schedule for this month and we will release results forthwith”.

About PTH:

Plasma processing employs an advanced thermal process (in excess of 7,000 F) which breaks down ore concentrates into their basic elemental state. The plasma-based process, called Plasmafication, is state-of-the-art technology developed in conjunction with leading U.S. universities; specifically designed for precious metal separation, and the Company is excited that it will be the first in the industry to implement it. This process will yield significantly greater processing returns than conventional milling processes currently employed in the mining industry.

About USPR:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacán, Mexico where we own exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights.

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Disclaimer/Disclosure Content

This Press Release may contain, among other things, certain forward-looking statements, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control), including, without limitation, the ability of the plasma technology to perform as anticipated and  the Company's ability to obtain funding to develop its Mexican property and to pay its existing liabilities.

U.S. Precious Metals, Inc.

http://usprgold.com

Investor Relations:

Steve Chizzik

President

The Verrazano Group, LLC

+1(973) 232 5132 Office

+1(973) 201 454 5845